Exhibit 99.1

For More Information:

CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP & General Counsel varora@excelligencemail.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation to Present at

B. Riley & Co. Annual Investor Conference

MONTEREY, Calif., March 11, 2005 — Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, announced today that the Company’s Chief Executive Officer, Ronald Elliott, is scheduled to speak at the B. Riley & Co. Annual Investor Conference on Thursday, March 17, 2005, at 2:55pm Pacific Time.

This presentation will be broadcast live over the Internet and can be accessed by all interested parties on Excelligence’s website at www.excelligencelearning.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Excelligence’s website for 90 days.

The B. Riley & Co. Annual Investor Conference will be held on March 16-18, 2005 at The Venetian Resort Hotel Casino in Las Vegas, Nevada, and will feature presentations by a record 100 companies covering a variety of industries, including retail, semiconductors, technology hardware, software, healthcare and transportation.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

About B. Riley & Co.

Headquartered in Los Angeles, with offices in San Francisco, New York, and Newport Beach, B. Riley is a NASD member firm providing research and trading ideas to institutional clients and high net worth individuals, and investment banking services to a wide range of middle-market private and public companies. Founded in 1997, the firm began by successfully targeting small capitalization California-based companies and has won a reputation for providing proprietary, unbiased and often contrarian equity research coverage of companies that are under-followed or misunderstood by Wall Street.

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